Exhibit 10.1
TELEFLEX INCORPORATED 2014 STOCK INCENTIVE PLAN
PERFORMANCE STOCK UNIT AWARD AGREEMENT
THIS PERFORMANCE STOCK UNIT AWARD AGREEMENT (this “Agreement”) is made as of June 22, 2018 (the “Grant Date”) between Teleflex Incorporated (the “Company”) and ___________________ (referred to herein as “Participant”). Terms used in this Agreement with initial capital letters without definition are defined in the Teleflex Incorporated 2014 Stock Incentive Plan (the “Plan”) and have the same meaning in this Agreement.
1.Performance Stock Unit Award. On the Grant Date, pursuant to Section 11 of the Plan, the Company hereby grants to Participant a Stock Award with a target number of _____ Stock Units (the “Target Award”). Each Stock Unit represents the right to receive one share of the Company’s common stock, par value $1.00 per share (the “Shares”), pursuant and subject to the terms of this Agreement and the Plan, a copy of which has been delivered or made available to Participant and is incorporated herein by reference.

The number of Stock Units that the Participant actually earns (up to a maximum of _____ Stock Units (the “Maximum Award”)) shall be determined by the level of achievement of the performance criteria set forth in Section 2 below over the period from January 1, 2018 to December 31, 2020 (the “Performance Period”). The Stock Award is hereinafter referred to as the “Performance Stock Unit Award” or “PSU Award.”

2.Performance Goals. In connection with determining the amount of the PSU Award, the Plan Administrator has selected and established in writing certain performance criteria as set forth in the 2018-2020 Statement of Performance Goals (the “Performance Goals”) attached hereto. The Participant may earn all or a portion of the Target Award up to the Maximum Award based upon achievement of the Performance Goals. The number of Stock Units earned by the Participant for the Performance Period will be determined at the end of the Performance Period based on the level of achievement of the Performance Goals. All determinations of whether Performance Goals have been achieved, the number of Stock Units earned by the Participant, and all other matters related to this Section 2 shall be made by the Administrator in its sole discretion.

Within thirty (30) days after completion of the Company’s financial statements for the final year of the Performance Period, the Administrator will review and determine (a) whether, and to what extent, the Performance Goals for the Performance Period have been achieved, and (b) the number of Stock Units that the Participant shall earn, if any, subject to compliance with the requirements of Section 3 and 4. Such determination shall be final, conclusive and binding on the Participant and on all other persons, to the maximum extent permitted by law.
3.Vesting. The Stock Units are subject to forfeiture until they vest. The PSU Award, determined in accordance with Section 2, shall vest on February 27, 2021 (the “Vesting Date”), unless the Participant has a Termination of Employment prior to such date. Notwithstanding the foregoing, in the event of a Change of Control prior to both the Vesting Date and Participant’s Termination of Employment, the PSU Award shall vest in full as if all Performance Goals necessary to obtain the Target Award were satisfied, without any proration based on the portion of the Performance Period that has expired as of the date of such Change of Control.

4.Termination of Employment. Except as otherwise set forth in the Plan or this Agreement:

(a)In General. If Participant’s Termination of Employment occurs prior to the Vesting Date for a reason other than Participant’s death, Disability or Retirement: (i) the PSU Award will automatically be canceled and forfeited on the date of Participant’s Termination of Employment and Participant shall not be entitled to any further rights in respect thereof and (ii) the Company’s obligation with respect to the PSU Award shall terminate and be of no further force or effect.

(b)Death or Disability. If Participant’s Termination of Employment occurs due to Participant’s death or Disability before the Vesting Date set forth under Section 3, the PSU Award shall become vested in full effective as of the date of such Termination of Employment. The PSU Award that vests under this subsection (b) will equal the amount of the Target Award and will settle in accordance with the provisions of Section 6 of this Agreement. Notwithstanding the foregoing, the rights granted under this subsection (b) shall not apply with respect to any Termination of Employment that becomes effective prior to June 30, 2019.

(c)Retirement. If Participant’s Termination of Employment occurs due to Participant’s Retirement before the Vesting Date set forth under Section 3, the PSU Award will vest on a pro-rata basis as of the Participant’s Termination of Employment as follows: the total number of Stock Units to which the Participant will be entitled will equal the number of Stock Units determined in accordance with the level of attainment of the Performance Goals, based upon actual performance as of the end of the Performance Period multiplied by the following fraction: (i) the numerator shall be the number of full months that the Participant was employed during the Performance Period and (ii) the denominator shall be the total number of months in the Performance Period. Any Shares represented by the pro-rated Stock Units that vest under this Section will settle on the Settlement Date that would have applied under the original schedule set forth in Section 6 of this Agreement. Notwithstanding the foregoing, the rights granted under this subsection (c) shall not apply with respect to any Termination of Employment that becomes effective prior to June 30, 2019.

5.No Shareholder Rights. The PSU Award is a contractual obligation of the Company to issue shares to the Participant in accordance with the terms and conditions in the Plan and this Agreement. As a result and notwithstanding anything set forth herein or in the Plan to the contrary, Participant (and Participant’s designated beneficiary) shall have no rights as a shareholder of the Company with respect to the Shares until the date on which such Shares are issued to the Participant in settlement of the PSU Award. Therefore, among other things, the Participant (or beneficiary) shall not be entitled to receive any cash dividends paid on the Shares or to any voting rights in respect of the Shares until the date on which such Shares are issued to the Participant (or beneficiary) in settlement of the PSU Award.

6.Issuance of Shares. As soon as administratively practicable following the Vesting Date (or such other vesting date in the event of a Change in Control or the Participant’s death or Disability), Participant (or Participant’s designated beneficiary in the event of Participant’s death) shall be issued Shares equal to the number of vested Stock Units as determined under this Agreement. The Company may elect to have such Shares issued pursuant to an electronic transfer to Participant’s (or Participant’s beneficiary) brokerage account or pursuant to a stock certificate or certificates registered in Participant’s (or Participant’s beneficiary) name representing such Shares. The date of such delivery of Shares is hereinafter referred to as the “Settlement Date”).

7.Non-Transferability. The PSU Award may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by beneficiary designation, will or by the laws of descent or distribution, including, but not limited to, any attempted assignment or transfer in connection with the settlement of marital property or other rights incident to a divorce or dissolution, and any such attempted sale, assignment or transfer shall be of no effect prior to the date the PSU Award is vested and settled in accordance with the terms hereof.

8.Governing Law/Venue. This Agreement shall be governed by the laws of the State of Delaware, without regard to principles of conflicts of law, except to the extent superseded by the laws of the United States of America. The parties agree and acknowledge that the laws of the State of Delaware bear a substantial relationship to the parties and/or this Agreement and that the PSU Award and benefits granted herein would not be granted without the governance of this Agreement by the laws of the State of Delaware. In addition, all legal actions or proceedings relating to this Agreement shall be brought exclusively in state or federal courts located in the Commonwealth of Pennsylvania and the parties executing this Agreement hereby consent to the personal jurisdiction of such courts. In the event that it becomes necessary for the Company to institute legal proceedings under this Agreement, Participant shall be responsible to the Company for all costs and reasonable legal fees incurred by the Company with regard to such proceedings. Any provision of this Agreement which is determined by a court of competent jurisdiction to be invalid or unenforceable should be construed or limited in a manner that is valid and enforceable and that comes closest to the business objectives intended by such provision, without invalidating or rendering unenforceable the remaining provisions of this Agreement.

9.Interpretation and Administration. The parties agree that the interpretation of this Agreement shall rest exclusively and completely within the sole discretion of the Administrator. The parties agree to be bound by the decisions of the Administrator with regard to the interpretation of this Agreement and with regard to any and all matters set forth in this Agreement. The Administrator may delegate its functions under this Agreement to an officer of the Company designated by the Administrator (hereinafter the “designee”). In fulfilling its responsibilities hereunder, the Administrator or its designee may rely upon documents, written statements of the parties or such other material as the Administrator or its designee deems appropriate. The parties agree that there is no right to be heard or to appear before the Administrator or its designee and that any decision of the Administrator or its designee relating to this Agreement shall be final and binding unless such decision is arbitrary and capricious.

10.Electronic Delivery and Consent to Electronic Participation. The Company may, in its sole discretion, decide to deliver any documents related to the PSU Award granted hereunder and participation in the Plan, or future Stock Awards that may be granted under the Plan, by electronic means. Participant hereby consents to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company, including the acceptance of Stock Award grants and the execution of Stock Award grant agreements through electronic signature.

11.Notices. All notices, requests, consents and other communications required or provided hereunder shall be in writing and, if to the Company, shall be delivered or mailed to its principal office, and, if to Participant, shall be delivered either personally or mailed to the address of Participant appearing on the books and records of the Company.

12.Prompt Acceptance of Agreement. The PSU Award evidenced by this Agreement shall, at the discretion of the Administrator, be forfeited if this Agreement is not manually executed and returned to the Company, or electronically executed by Participant by indicating Participant’s acceptance of this Agreement in accordance with the acceptance procedures set forth on the Company’s third-party equity plan administrator’s web site, within 90 days of the Grant Date.

13.Entire Agreement. This Agreement, together with the Plan, contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto. In the event of any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan shall control.

14.Amendment. This Agreement may not be modified, supplemented or otherwise amended other than pursuant to a written agreement between Company and Participant.

15.No Third-Party Beneficiary. This Agreement is made for the benefit of the Company and any Subsidiary employing Participant during the term hereof.

16.Employment. This Agreement does not constitute a contract of employment or guarantee of employment of Participant for any length of time, and nothing in the Plan or this Agreement confers upon Participant any right to continue in the employ of, or other relationship with, the Company or any Subsidiary, or limit or interfere in any way with the right of the Company or Subsidiary to terminate Participant’s employment at any time with or without Cause.

17.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

18.Right of Set-Off. By accepting this PSU Award, Participant consents to a deduction from, and set-off against, any amounts owed to Participant by the Company or any Subsidiary from time to time (including, but not limited to, amounts owed to Participant as wages, severance payments or other fringe benefits) to the extent of the amounts owed to the Company or Subsidiary under this Agreement.

19.Withholding Tax.

(a)Generally. Participant is liable and responsible for all taxes owed in connection with the PSU Award, regardless of any action the Company takes with respect to any tax withholding obligations that arise in connection with the PSU Award.

(b)Payment of Withholding Taxes. Prior to any event in connection with the PSU Award (e.g., vesting) that the Company determines may result in any domestic or foreign tax withholding obligation, whether national, federal, state or local, including any employment tax obligation (the “Tax Withholding Obligation”), Participant is required to arrange for the satisfaction of the minimum amount of such Tax Withholding Obligation in a manner acceptable to the Company. Unless Participant elects to satisfy the Tax Withholding Obligation by an alternative means that is then permitted by the Company, Participant’s acceptance of this Agreement constitutes Participant’s instruction and authorization to the Company to withhold on Participant’s behalf the number of Shares from those Shares issuable to Participant under this PSU Award as the Company determines to be sufficient to satisfy the Tax Withholding Obligation as and when any such Tax Withholding Obligation becomes due. In the case of any amounts withheld for taxes pursuant to this provision in the form of Shares, the amount withheld shall not exceed the minimum required by applicable law and regulations.

20.No Representations Regarding Tax Treatment or Consequences. Participant acknowledges and agrees that (a) the Company has made no representations or warranties to Participant with respect to the tax treatment or consequences (including, but not limited to, income tax treatment or consequences) related to the PSU Award granted under this Agreement or the treatment or consequences of any tax withholding in connection with the vesting of the PSU Award; and (b) Participant is in no manner relying on the Company or its representatives for an assessment of such tax treatment or consequences. Participant acknowledges that the Company has no responsibility to structure the PSU Award or the vesting of the PSU Award or to take or refrain from taking any other actions in order to achieve a certain tax result for Participant.

21.Headings. Section and subsection headings contained in this Agreement are inserted for the convenience of reference only. Section and subsection headings shall not be deemed to be a part of this Agreement for any purpose, and they shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

22.Acceptance. Participant acknowledges receipt of a copy of the Plan and this Agreement. Participant has read and understands the terms and provisions thereof, and accepts the PSU Award subject to all of the terms and conditions of the Plan and this Agreement. Participant acknowledges that there may be adverse tax consequences upon the vesting or settlement of the PSU Award or disposition of the underlying Shares and that Participant has been advised to consult a tax advisor prior to such vesting, settlement or disposition.

23.Data Privacy and Transfer. As a condition of acceptance of the PSU Award, the Participant explicitly thereby consents to the collection, use and transfer, in electronic or other form, of personal data by and among, as applicable, the Company and its Affiliates for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands that the Company and its Affiliates hold certain personal information about the Participant, including the Participant’s name, home address and telephone number, date of birth, social security or other identification number, salary, nationality, job title, Shares held in the Company or any Subsidiary, details of all Awards or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor, for the purpose of implementing, managing and administering the Plan (the “Data”). The Participant further understands that the Company and its Affiliates may transfer the Data among themselves as necessary for the purpose of implementation, management and administration of the Plan, and that the Company and its Affiliates may each further transfer the Data to any third parties assisting the Company in the implementation, management, and administration of the Plan. The Participant understands that these recipients may be located in the Participant’s country, or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the Participant’s country. The Participant understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. The Participant, through participation in the Plan and acceptance of the PSU Award under the Plan, authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Participant may elect to deposit any Shares. In addition, by accepting the PSU Award under this Agreement and the Plan, each Participant agrees and acknowledges (i) that the Data will be held only as long as is necessary to implement, manage, and administer the Plan; (ii) that the Participant may, at any time, view the Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data, or refuse or withdraw consent to the use and transfer of the Data, without cost, by delivering such revocation or withdrawal of consent in writing to a designated human resources representative; and (iii) that refusal or withdrawal of consent may affect the Participant’s ability to participate in the Plan thereafter.

TELEFLEX INCORPORATED

By:    ___________________________

Name:    ___________________________

Title:    ___________________________
Attest:

By:    ___________________________

Name:    ___________________________

Title:    ___________________________
Accepted by:

_______________________________
Participant

Teleflex Incorporated Performance Stock Unit Award Program
2018-2020 Statement of Performance Goals

This Statement of Performance Goals (the “Statement”) applies to the Performance Share Unit Award (“PSU Award”) granted to the Participant on the Grant Date as evidenced by the Performance Share Unit Award Agreement between the Company and the Participant (the “Agreement”). Capitalized terms used in this Statement that are not specifically defined in this Statement have the meanings assigned to them in the Agreement or in the Plan, as applicable.

1.	Performance Goals Overview
The Company uses three metrics to determine the amount of the Stock Units granted under the 2018-2020 Performance Stock Unit Award Program:

•	Constant Currency Revenue Growth,

•	Earnings Per Share Growth, and

•	Relative Total Shareholder Return.

Sixty percent (60%) of the PSU Award shall be based on the level of Constant Currency Revenue Growth (CCRG) achieved during the Performance Period. Forty percent (40%) of the PSU Award shall be based on the level of Earnings Per Share Growth (EPSG) achieved during the Performance Period. The PSU Award will then be further modified based on the level of Relative Total Shareholder Return (RTSR) achieved during the Performance Period.

2.	Performance Period
The Performance Period covers the three-year period beginning January 1, 2018 and ending on December 31, 2020.

3.	Calculation of Stock Units
The number of Stock Units, if any, earned under the Agreement (the PSU Award) shall equal: (a) the sum of (i) the CCRG Stock Units (as described under item 4 below) and (ii) the EPSG Stock Units (as described under Item 5 below); multiplied by (b) the RTSR Modifier (as described under Item 6 below).

4.	Constant Currency Revenue Growth Performance Goal
For purposes of this Statement and the Agreement, the following definitions apply:

Constant Currency Revenue means the consolidated revenues of the Company for the year in question, adjusted to eliminate the impact of foreign currency fluctuations.

Constant Currency Revenue Growth or CCRG means the average of the year-over-year growth in Constant Currency Revenue for each of the three fiscal years included within the Performance Period, subject to the Additional Adjustments set forth below.

CCRG Performance Percentage is the percentage, as set forth in the below table, representing the level of attainment of the Constant Currency Revenue Growth performance goal set forth in the below table.

Performance Level	CCRG Performance Percentage
Below Threshold	0%
Threshold	1%
Linearly interpolate between 1% and 100%
Target CCRG	100%
Linearly interpolate between 100% and 200%
Maximum	200%

CCRG Stock Units means the number of Stock Units calculated by reference to the Constant Currency Revenue Growth Performance Goal which shall equal 60% of the number of Stock Units in the Target Award multiplied by the CCRG Performance Percentage.

Target CCRG means the Constant Currently Revenue Growth target level as of the end of the Performance Period as established by the Administrator prior to the Grant Date and communicated to the Participant.

5.	Earnings Per Share Growth Performance Goal
For purposes of this Statement and the Agreement, the following definitions apply:

Earnings Per Share means the Company’s publicly reported adjusted earnings per share results for the year in question, determined in accordance with the Company’s Non-GAAP Policy, as in effect on the Grant Date.

Earnings Per Share Growth or EPSG means the average of the year-over-year growth in Earnings Per Share for each of the three fiscal years included within the Performance Period, subject to the Additional Adjustments set forth below.

EPSG Performance Percentage means the percentage, as set forth in the below table, representing the level of attainment of the Earning Per Share Growth performance goal set forth in the below table.

Performance Level	EPSG Performance Percentage
Below Threshold	0%
Threshold	1%
Linearly interpolate between 1% and 100%
Target EPSG	100%
Linearly interpolate between 100% and 200%
Maximum	200%

EPSG Stock Units means the number of Stock Units calculated by reference to the Earnings Per Share Growth Performance Goal which shall equal 40% of the number of Stock Units in the Target Award multiplied by the EPSG Performance Percentage.

Target EPS Growth means the Earnings Per Share Growth target level as of the end of the Performance Period as established by the Administrator prior to the Grant Date and communicated to the Participant.

6.	Additional Adjustments

Pro Forma Adjustments for Acquisitions and Divestitures

•
Except as set forth below with respect to distributor go-direct transactions, in the event the Company acquires any third party or all or substantially all of the assets of any third party (an “Acquired Business”) during the Performance Period, CCRG and EPSG for the year in which such acquisition occurs shall be calculated on a pro forma basis to include the actual results of the Acquired Business, and interest expense related to the purchase price for the Acquired Business, within the Company’s financial results for (a) any interim period prior to the acquisition date for the year in which the acquisition occurs and (b) the year preceding the year in which the acquisition occurs. In the event contingent consideration payments (a “Contingent Consideration Payment”) are made during the Performance Period with respect to an Acquired Business that is acquired during the Performance Period, EPSG for the year in which such Contingent Consideration Payment is made shall be calculated on a pro forma basis to include interest expense related to such Contingent Consideration Payment for both the current and preceding year.

•
In the event the Company divests any of its businesses (a “Divested Business”) during the Performance Period, CCRG and EPSG for the year in which such divestiture occurs shall be calculated on a pro forma basis to exclude the actual results of the Divested Business from the Company’s financial results, and include interest savings related to the proceeds from the Divested Business, for (a) any interim period prior to the divestiture date for the year in which the divestiture occurs and (b) the year preceding the year in which the divestiture occurs. In the event a Contingent Consideration Payment is received during the Performance Period with respect to a Divested Business that is divested during the Performance Period, EPSG for the year in which such Contingent Consideration Payment is received shall be calculated on a pro forma basis to include interest savings related to such Contingent Consideration Payment for both the current and preceding years.

•
No adjustments to the calculation of CCRG or EPSG shall be made with respect to acquisitions of existing distributors of the Company’s products completed during the Performance Period in the furtherance of the Company’s “distributor-to-direct” strategy.

Changes in Accounting Rules and Applicable Laws

•
Actual CCRG and EPSG results shall be adjusted to eliminate the impact of any changes in accounting rules or the application thereof and changes in applicable laws, to the extent not contemplated as part of the Company’s longer-term business plan.

7.	Relative Total Shareholder Return (RTSR) Performance Goal

For purposes of this Statement and the Agreement, the following definitions apply:

Relative Total Shareholder Return or RTSR means the percentile rank of the Company’s Total Shareholder Return as compared to (but not included in) the Total Shareholder Returns of all members.

Total Shareholder Return means, with respect to each of the Company’s common stock and the common stock of each of the members of the Peer Group (set forth in Item 7 below), a rate of return reflecting stock price appreciation from the beginning of the Performance Period through the end of the Performance Period. For purposes of calculating Total Shareholder Return for each of the Company and the members of the Peer Group, the beginning stock price will be based on the average of the twenty (20) trading days immediately prior to the first day of the Performance Period on the principal stock exchange on which the stock then traded and the ending stock price will be based on the average of the twenty (20) trading days immediately prior to the last day of the Performance Period on the principal stock exchange on which the stock then trades.

Determination and Application of RTSR Modifier. The total number of Stock Units that become earned pursuant to Section 4 and Section 5 of this Statement (i.e., the sum of the CCRG Stock Units and the EPSG Stock Units) shall be adjusted, either upwards or downwards, in accordance with the tables below based on the Company’s RTSR Percentile Ranking for the Performance Period as follows:

RTSR Modifier		Payout as % of PSU Award
RTSR Percentile Rank	Multiplier	Below Threshold	Threshold to Target	Target	Target to Maximum	Maximum
Below 25th Quartile	-25%	0%	1% to 75%	75%	75% to 150%	150%
Between 25th and 40th Percentile	-25% to 0%	0%	1% to 75%	75% to 100%	100% to 150%	150% to 200%
Between >40th Percentile and 60th Percentile	0%	0%	1% to 100%	100%	100% to 200%	200%
Between >60th Percentile and 75th Percentile	0% to 25%	0%	1% to 100%	100% to 125%	125% to 200%	200% to 250%
75th Percentile and Above	25%	0%	1% to 125%	125%	125% to 250%	250%

8.	2018-2020 Performance Peer Group (the “Peer Group”)

For purposes of determining the RTSR Modifier as set forth in this Statement, Teleflex Incorporated’s performance will be compared to the performance of a specified Peer Group. The entities in the Peer Group are as listed below:

●	Abbott Laboratories	●	Hologic, Inc.
●	ABIOMED, Inc.	●	IDEXX Laboratories, Inc.
●	Align Technology, Inc.	●	Integra Lifesciences Holdings Corporation
●	Baxter International Inc.	●	Intuitive Surgical, Inc.
●	Becton, Dickinson and Company	●	LivaNova PLC
●	Boston Scientific Corporation	●	Masimo Corporation
●	Cantel Medical Corp.	●	Medtronic plc
●	CONMED Corporation	●	NuVasive, Inc.
●	The Cooper Companies, Inc.	●	ResMed Inc.
●	Danaher Corporation	●	STERIS plc
●	DENTSPLY SIRONA Inc.	●	Stryker Corporation
●	Edwards Lifesciences Corporation	●	Varian Medical Systems, Inc.
●	Globus Medical, Inc.	●	Zimmer Biomet Holdings, Inc.
●	Haemonetics Corporation	●	West Pharmaceutical Services, Inc.
●	Hill-Rom Holdings, Inc.

In terms of mandatory adjustments to the Peer Group during the Performance Period : (i) if any member of the Peer Group files for bankruptcy and/or liquidation or is operating under bankruptcy protection, then such entity will remain in the Peer Group, but RTSR for the Performance Period will be calculated as if such entity achieved Total Shareholder Return of -100%; (ii) if, by the last day of the Performance Period, any member of the Peer Group has been acquired and/or is no longer existing as a public company that is traded on its primary stock exchange (other than for the reasons as described in (i) above), then such entity will not remain in the Peer Group, and RTSR for the Performance Period will be calculated as if such entity had never been a member of the Peer Group; and (iii) except as otherwise described in subsection (i) and (ii) above, for purposes of this Statement of Performance Goals, for each member of the Peer Group, such entity shall include any entity which, as a result of a reorganization of the Peer Group member, is a successor to all or substantially all of the primary business of the Peer Group member at end of the Performance Period.